Exhibit 13

Amendment No. 4 Dated as of December, 2011

(the “4th Amendment”)

to that Certain Convertible Loan Agreement Entered into as of April 4, 2006, as amended on July 26, 2006, June 23, 2010 and December 13, 2010

This 4th Amendment is entered into by and among Fortissimo Capital Fund GP, L.P., on behalf of the several parallel partnerships in which it serves as the General Partner (the “Lead Lender”), whose principal offices are located at 14 Hamelacha Street, Park Afek, Rosh Haayin 48091, Israel, Shem Basum Ltd., an Israeli company, having its address at 8 Hanna Senesh St., Kfar Saba, Israel (“Beilis”); Mr. Yehuda Zisapel, an individual having his address at 24 Raoul Wallenberg Street, Tel Aviv 69719, Israel (“Zisapel”); Michael Chill, an individual having his address at 210 West 89th Street Apt. 4-N, New York, NY 10024, U.S.A. (“Chill” and together with Zisapel, Beilis, and the Lead Lender, the “Lenders”), and Radview Software Ltd., an Israeli corporation, corporate registration number 511627952, with its principal offices in Israel located at 2 Habarzel Street, Tel Aviv 69710, Israel (the “Borrower” or the “Company” and together with the Lenders, the “Parties”).

Recitals

Whereas, on April 4, 2006, the Lenders and the Borrower entered into that certain Convertible Loan Agreement (the “Convertible Loan Agreement”), pursuant to which the Lenders have agreed to advance to the Company a convertible loan in the aggregate amount of up to US$750,000 (the “Convertible Loan”), all as set forth in the Convertible Loan Agreement;

Whereas, on July 26, 2006, the Lead Lender, Beilis, Chill and the Borrower executed an Amendment and Addendum to the Convertible Loan Agreement (the Convertible Loan Agreement, as amended, the “CLA”);

Whereas, pursuant to the CLA, the Convertible Loan was due and payable thirty (30) days after the third anniversary of the Remaining Portion Loan Date, as defined therein (the “Maturity Date”);

Whereas, previously, the Company and the Lenders agreed to amend the CLA, such that, among other things, the repayment date of the Convertible Loan (principle and interest) was extended to August 31, 2012;

Whereas, the Parties wish to further extend the repayment date of the Convertible Loan to August 31, 2013, and on November 3, 2011, the Company's Audit Committee and Board of Directors resolved, subject to the Company's shareholders approval, to approve such extension;

Now, Therefore, in consideration of the mutual agreements, provisions and covenants contained herein, the Parties hereto agree as follows:

1.	Interpretation

The preamble to this 4th Amendment shall be deemed an integral part hereof. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the CLA. The meaning of capitalized terms which are defined herein shall apply to such terms when used in the CLA.

2.	Amendment of the CLA

The Lenders and the Borrower hereby agree to amend the CLA, as follows:

2.1	Amendment of Section 1.2 of the CLA

(i)	The reference to “August 31, 2012” in Section 1.2(a) of the CLA, as amended shall be replaced with the following text:

“August 31, 2013”.

(ii)	The reference to “August 31, 2012” in the first sentence of Section 1.2(b) of the CLA, as amended, shall be replaced with the following text:

“August 31, 2013”.

3.	Validity and Scope of this 4th Amendment

This 4th Amendment shall come into effect upon and subject to approval by the Company's shareholders. Except as set forth herein, all provisions of the CLA, as amended, shall remain in full force and effect in accordance with their terms.

[Remainder of Page Intentionally Left Blank – Signature Page to Follow]

Signature Page of Amendment to Convertible Loan Agreement

In Witness Whereof, Borrower and Lenders have executed this 4th Amendment as of the date set forth in the preamble.

Borrower		Lead Lender

Radview Software Ltd.		Fortissimo Capital Fund GP, L.P. By: Fortissimo Capital (GP) Management Ltd., its General Partner

Name:	Jaron Lotan	Name:
Title:	Chairman of the Board	Title:

Name:	Guy Yasur
Title:	Chief Financial Officer

Shem Basum Ltd.

Name:
Title:

Yehuda Zisapel

Michael Chill